UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 12, 2007

GALAXY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation)	0-32237 (Commission File Number)	98-0347827 (IRS Employer Identification No.)

1331 – 17th Street, Suite 1050, Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (303) 293-2300

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 12, 2007, Dolphin Energy Corporation (“Dolphin”), a wholly-owned subsidiary of Galaxy Energy Corporation (“Galaxy”), entered into a Combined Amendment to Lease Acquisition and Development Agreements and to Participation Agreement (the “Agreement”) with Exxel Energy Corp., a British Columbia corporation (“Exxel”), Apollo Energy LLC, a Colorado limited liability company (“Apollo”), ATEC Energy Ventures, LLC, a Texas limited liability company (“ATEC”), and the nominees identified in the Lease Acquisition and Development Agreement, dated February 23, 2005, between Exxel and Apollo. The nominees, Apollo and ATEC are collectively referred to as “Sellers.”

The Agreement amends the Lease Acquisition and Development Agreement, dated February 22, 2005, with the Sellers (the “Dolphin/Apollo Agreement”) through which Dolphin acquired an initial 58-1/3% working interest in unevaluated oil and gas properties in the Piceance Basin in Colorado. Because the Sellers were not willing to enter into the Dolphin/Apollo Agreement with Dolphin without having some agreement regarding the remaining 41-2/3% working interest in the subject properties, Dolphin entered into a Participation Agreement with Marc A. Bruner to acquire all or a portion of the remaining 41-2/3% working interest in the subject properties. Mr. Bruner subsequently assigned his rights under the Participation Agreement to an unrelated third party at the time, Exxel. In exchange for the assignment of his rights and obligations to Exxel, he received a significant ownership percentage of Exxel, thereby establishing Exxel as a related party to Galaxy. Marc A. Bruner is one of Galaxy’s principal shareholders, one of the founders of Dolphin, and the father of Marc E. Bruner, who serves as Galaxy’s president, chief executive officer and a director.

The terms of the Participation Agreement, as amended, required the Exxel to pay the next $14,000,000 of lease acquisition, drilling, completion, and facilities costs to be incurred on the project. Dolphin holds 25% of the available working interest in the wells that Dolphin and Exxel drill in the basin, and Exxel holds the remaining 75% of available working interest. Dolphin and Mr. Bruner had agreed that for the first 36 months of operations under the operating agreement, Bruner would assign all of his rights and obligations as operator, such that Dolphin would be the contract operator or sub-operator under the operating agreement, and that Dolphin would be entitled to a management fee of 10% of its costs as operator. Under the terms of the Third Amendment to Participation Agreement, Exxel was designated as operator, but with Dolphin undertaking operations as sub-operator until March 16, 2008. Dolphin is entitled to a management fee of 10% of its costs as sub-operator.

The Sellers had reserved in the assignments of the leases either a reserved production payment or a reserved overriding royalty interest, each equal to the difference between 20% and existing burdens, but never less than 2%. At project payout, Sellers were to be vested with an undivided 12-1/2% of Exxel’s/Dolphin’s interest in the leases. Exxel and Dolphin agreed to purchase a portion of this back-in working interest from Sellers so that it would be reduced from 12-1/2% to 10%.

The Agreement effects the purchase of the back-in working interest and formally terminates Section 5.1 of the Dolphin/Apollo Agreement, which pertained to Dolphin’s drilling commitments, as such commitments have been fulfilled. Dolphin’s portion of the purchase price for the back-in working interest is $325,000, to be paid in four equal installments of $81,250 on or before April 2, 2007, May 1, 2007, June 1, 2007, and July 2, 2007. If Dolphin should fail to pay $81,250 by April 2, 2007, the entire $325,000 shall be due May 1, 2007. Upon completion of the payment, Dolphin’s working interest at project payout will be increased by 0.625%. If Dolphin should fail to make its payment, it shall immediately designate Exxel as the operator of the jointly owned properties.

Dolphin also agreed to pay the Sellers $14,474.53 for a top lease covering property in the Area of Mutual Interest (“AMI”) designated in the Dolphin/Apollo Agreement.

The Agreement clarifies that the Sellers have a nonexclusive right to identify and acquire additional interests in the AMI. Exxel and Dolphin shall have the right of first refusal, but no obligation, to purchase such additional interests at the actual cost incurred by the Sellers, after the Sellers have provided a written offer accompanied by certain information about the additional interests. If Dolphin acquires any interests in the AMI, the Sellers are still entitled to assignment of all overriding royalty interests and after project payout working interests that the Sellers are otherwise entitled to under the Dolphin/Apollo agreement.

Item 9.01	Financial Statements and Exhibits

Exhibits:

Regulation S-K Number	Document
10.1	Combined Amendment to Lease Acquisition and Development Agreements and to Participation Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GALAXY ENERGY CORPORATION
March 14, 2007	By: /s/ Marc E. Bruner Marc E. Bruner, President

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